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                                                        EXHIBIT 10.17(b)
                                                        ----------------


                                EKCO GROUP, INC.
                               98 Spit Brook Road
                           Nashua, New Hampshire 03062

                                                            December 28, 1995

Neil R. Gordon, President
N.R. Gordon & Company, Inc.
16 Belknap Drive
Andover, MA 01810

Dear Neil:

         We are pleased that N.R. Gordon & Company, Inc. ("N.R. Gordon") has agreed to become a consultant to Ekco Group, Inc. and its subsidiaries and affiliates (the "Company").

         This letter will set forth the terms of our agreement ("the Agreement") with respect to (i) N.R. Gordon's services as a consultant to the Company, (ii) N.R. Gordon's agreement not to compete with the Company and (iii) N.R. Gordon's agreement to protect information and property which is confidential and proprietary to the Company or other parties with whom the Company does business.

         1. SERVICES OF CONSULTANT. N.R. Gordon shall provide consulting services and advice to the Company in the areas of corporate finance, treasury services, investor relations, mergers and acquisitions, and such other areas as N.R. Gordon and the Company may agree from time to time. N.R. Gordon's services to the Company shall include service as a consultant to the Company, providing services at such times and locations as are mutually agreeable to the Company and N.R. Gordon. Such services shall be performed on behalf of N.R. Gordon by Neil R. Gordon, personally and to the best of his ability, unless otherwise agreed by the Company. During the term of this Agreement, Mr. Gordon shall provide at least one thousand six hundred (1600) hours of services (the "Minimum Commitment"), provided, however, that Mr. Gordon shall not be required to provide more than one hundred and fifty (150) hours of services in any calendar month or more than four hundred (400) hours of services during any three (3) consecutive calendar month period. While such services shall be performed at such times as are mutually agreeable to the Company and N.R. Gordon, N.R. Gordon shall submit an accounting to the Company on a monthly basis indicating the dates of service, and the nature of the services and time incurred performing such services. It is understood and agreed that N.R. Gordon shall provide services only at the request of the Company, and subject to the limits set forth in this Section 1, and that if N.R. Gordon is not requested to perform services, it shall be under no obligation to do so, but shall still be entitled to receive the compensation set forth in Section 3 of this Agreement. In addition, N.R. Gordon shall have the right to reduce the remaining portion of the Minimum Commitment during the remaining term of this Agreement by providing thirty (30) days advance written notice to the Company, in which case, the compensation set forth in Section 3(a) shall be reduced, on a pro rata basis, by the reduction of the Minimum


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Commitment set forth in N.R. Gordon's notice, and if any such amount has been prepaid, you shall promptly reimburse such amount to the Company.

         N.R. Gordon will be an independent contractor for all purposes including, but not limited to, payroll and tax purposes, and neither it nor its employees shall represent itself or himself to be an employee or officer of the Company, and neither shall have any right to bind the Company in any manner.

         2.       TERM OF CONSULTING ARRANGEMENT.

                  (a) N.R. Gordon's services as a consultant to the Company shall commence during the week of January 3, 1996 and shall continue through July 3, 1997 (the "Initial Term") and may be extended by mutual agreement; provided, however, that this Agreement shall be terminated earlier upon the first to occur of the following:

                  (i)      immediately upon the death of Neil R. Gordon; or

                  (ii)     by the Company:

                           (A) following N.R. Gordon's failure, due to illness, accident or any other physical or mental incapacity of Neil R. Gordon, to perform the services provided for hereunder for an aggregate of seventy
                           (70) business days within any period of one hundred
                           (100) consecutive business days during the term hereof; or

                           (B)     for Cause, as defined herein; or

                           (C)     subject to Section 3(b) hereof, without
                           Cause.

                           or

                  (iii) by N.R. Gordon, upon not less than 60 days written notice to the Company.

         The right of the Company to terminate its consulting arrangement hereunder shall be exercisable by written notice sent to N.R. Gordon and shall be effective as of the date specified in such notice.

                  (b) For purposes of this Agreement, "Cause" shall mean and be limited to a material breach of any of N.R. Gordon's obligations under this Agreement or any action by N.R. Gordon or any of its agents or employees involving willful malfeasance or gross (but not simple) negligence on the part of N.R. Gordon or any of its agents or employees in a material respect. Notwithstanding the foregoing, following a Change of Control (as defined below), "cause" shall not be deemed to have occurred unless (i) the conduct which is the basis for such material breach is either willful or intentionally unlawful and
(ii) N.R. Gordon shall not have ceased such conduct or cured the effect thereof, if curable, so that the breach shall no longer be material within thirty (30) days after N.R. Gordon shall have received written notice from the Company of the Company's intention to terminate this Agreement for Cause, which notice shall specify in detail the basis therefor.


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         3.       Compensation for Services.
                  -------------------------

                  (a) The Company shall pay you for your services and agreements hereunder $8,333.00 per month on the first day of each month with respect to services to be performed in the upcoming month for a total of $149,994 during the Initial Term. If the Company requests that you perform in excess of one hundred and fifty (150) hours of services in any calendar month, or four hundred (400) hours of services in any consecutive three (3) calendar month period, or sixteen hundred (1600) hours of services during the Initial Term, and you perform such additional services, the Company will compensate you at an hourly rate to be negotiated between you and the Company for each such excess hour. In addition, if, at the Company's request, employees or consultants to N.R. Gordon other than Neil R. Gordon perform services pursuant to this Agreement, the Company will compensate N.R. Gordon in a manner agreed to by the Company and N.R. Gordon. The Company will also reimburse you for reasonable out-of-pocket expenses incurred by you in performing services for the Company.

                  (b) In the event this consulting arrangement shall be terminated by the Company without Cause during the term of this Agreement, the Company shall continue to pay you the compensation specified in Section 3(a) for the remainder of such term. All payments made under this Section 3(b) shall be made at the times and at the rate specified in Section 3(a) hereof.

                  (c) In the event of a Change of Control (as defined below), the Company shall, immediately upon such Change of Control, prepay the amount specified in paragraph 3(a) for the remainder of the Initial Term, provided that you shall remain obligated to provide services in accordance with this Agreement for the remainder of such term.

         For purposes of this Agreement "Change of Control" shall mean and shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Ekco Group, Inc. ("Group") or any employee stock plan of Group, is or becomes the beneficial owner, directly or indirectly, of securities of Group representing fifteen percent (15%) or more of the outstanding Common Stock of Group, or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of Group, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer or (iii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of Group cease, for any reason, to constitute at least a majority of the Board of Directors of Group; or (iv) if a merger of, or consolidation involving, Group in which Group's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of Group (whether or not in connection with a sale of all or substantially all of Group's assets) shall be adopted and consummated, or substantially all of Group's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating Group in a different jurisdiction or recapitalizing Group's stock, PROVIDED, however, that any of the transactions


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described above which shall have been approved by a resolution adopted by the
Board of Directors of Group with at least two-thirds (2/3) of the then serving Group directors who are Group directors as of the date hereof voting in favor, shall not constitute a Change of Control.

                  (d) In the event this consulting arrangement shall be terminated either as a result of the death of Neil R. Gordon or by the Company pursuant to Section 2(a)(ii)(A) or (B), no further compensation or benefits of any kind shall be payable to you hereunder.

                  (e) In the event this consulting arrangement shall be terminated by you pursuant to Section 2(a)(iii), no further compensation or benefits of any kind shall be payable to you hereunder, and if the Company shall have prepaid any amounts due to you, you shall reimburse such amounts to the Company.

         4. CONTINUING OBLIGATIONS. Your obligations under this Agreement other than the provisions of Section 1 shall not be affected by any termination of this Agreement.

         5.       PROHIBITED COMPETITION.

                  (a)      CERTAIN ACKNOWLEDGEMENTS AND AGREEMENTS.

                           (i)      You recognize and acknowledge the
         competitive and proprietary nature of the Company's business operations. You further acknowledge and agree that, during the course of performing services for the Company as a consultant, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company's business. You also acknowledge that such confidential information has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by you to compete with the Company.

                           (ii) You acknowledge receipt of a copy of that certain Employment Agreement between Ekco Group, Inc. and Neil R. Gordon dated as of November 6, 1991, and a copy of that certain Severance Agreement of even date (the "Severance Agreement"), pursuant to which Neil R. Gordon, individually, has agreed to be bound by the proprietary information and non competition provisions set forth therein.

                  (b) COVENANTS NOT TO COMPETE. During the term of this Agreement (the "Term") and for a period of two (2) years following the expiration or termination of the Term, whether such termination is voluntary or involuntary, N.R. Gordon shall be bound by the provisions set forth in "Section 8, Confidentiality and Non-Competition" of the Employment Agreement between Neil R. Gordon and the Company, as amended by the Severance Agreement, incorporated herein by reference, except that such obligations shall continue for two years following termination of the Term.

                  (c) REASONABLENESS OF RESTRICTIONS. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which


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         represent your principal salable asset both to the Company and to your other prospective employers and the consideration to be paid hereby, and (ii) the specific but broad geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

                  (d) SURVIVAL OF ACKNOWLEDGEMENTS AND AGREEMENTS. Your acknowledgements and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement.

         6. PROTECTED INFORMATION. You shall and shall cause your employees and agents to, at all times, both during and after any termination of the consulting arrangement by either the Company or you, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company, disclose or give to others any fact or information which was disclosed to you by the Company of any of its agents, employees or consultants or developed by you during the course of performing services for the Company, and is not generally available to the public including, but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical, trade or business secret or confidential or proprietary information of the Company or of any third party provided to you in the course of your consultancy to the Company. You agree not to make any copies of such confidential or proprietary information of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and promptly upon request, whether during or after the period of the consulting arrangement, to return to the Company any and all documentary, machine-readable or other elements or evidence of such confidential or proprietary information, and any copies that may be in your possession or under your control.

         7. RECORDS. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, computer programs or other documents or information in writing or machine readable form or copies of the same.

         8. NO CONFLICTING AGREEMENTS. N.R. Gordon hereby represents and warrants that neither it nor its employees have any commitments or obligations inconsistent with this Agreement. N.R. Gordon agrees to indemnify and hold the Company harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the term of this Agreement, N.R. Gordon will not enter into any agreement, either written or oral, which may be in conflict with this Agreement, and will arrange to provide its services to all other persons and entities in such a manner and at such times so as not to conflict with its responsibilities under this Agreement.


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         9.       NO EMPLOYMENT/AGENCY RELATIONSHIP CREATED. This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to establish an employment or agency relationship between N.R.
Gordon or any of its employees and the Company. Neil R. Gordon will be working as an employee of N.R. Gordon, which is acting as an independent contractor to the Company, and not as an employee of the Company, in providing services to the Company hereunder. Neil R. Gordon will not be entitled to receive any of the benefits provided by the Company to its employees and N.R. Gordon and he will be solely responsible for the payment of all federal, state and local taxes, withholdings and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation.

         10.      General.
                  -------

                  (a) NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by certified or registered mail, return receipt requested, postage prepaid.

         If to N.R. Gordon to:

                  Neil R. Gordon, President
                  N.R. Gordon & Company, Inc.
                  16 Belknap Drive
                  Andover, MA 01810

         If to the Company to:

                  Ekco Group, Inc.
                  98 Spit Brook Road
                  Nashua, New Hampshire 03062
                  Attn:  President
                  and with a copy to Jeffrey A. Weinstein, its General Counsel

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by certified or registered mail, on the fifth business day following the day such mailing is made.

                  (b) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or


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restrict, the express terms and provisions of this Agreement.

                  (c) MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

                  (d) WAIVERS AND CONSENTS. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

                  (e) ASSIGNMENT. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business. N.R. Gordon's rights and obligations under this Agreement may not be assigned by it without the prior written consent of the Company.

                  (f) BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and on their parents, subsidiaries and other affiliates and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

                  (g) GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Hampshire, without giving effect to the conflict of law principles thereof.

                  (h) ARBITRATION. Except with respect to the provisions of Sections 5, 6 and 7 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Nashua, New Hampshire, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within thirty (30) days, the office of the American Arbitration Association in Nashua, New Hampshire shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the New


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Hampshire shall govern.

                  (i) JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New Hampshire or of the United States of America for the District of New Hampshire. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 10(a) hereof.

                  (j) SEVERABILITY. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court or arbitration panel having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court or arbitration panel making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

                  (k) HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

                  (l) INJUNCTIVE RELIEF. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 5, 6 or 7 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 5, 6 or 7 of this Agreement.

                  (m) NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or


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further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

                  (n) EXPENSES. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including reasonable legal fees and expenses.

                  (o) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                                  Very truly yours,

                                                  Ekco Group, Inc.




                                                  By:/S/DONATO A. DENOVELLIS
                                                     ------------------------
                                                     Donato A. DeNovellis,
                                                     Executive Vice President


Accepted and Approved by
N.R. Gordon & Company, Inc.


By: /S/NEIL R. GORDON
    -------------------------
    Neil R. Gordon, President

Dated: 12/28/95
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